SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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BlackRock Innovation & Growth Term Trust

(Name of Registrant as Specified In Its Charter)

Saba Capital Management, L.P.

Saba Capital Master Fund, Ltd.

Boaz R. Weinstein

Ravi Bhasin

Ilya Gurevich

Richard Thiemann

Emmanuel Werthenschlag

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Boaz R. Weinstein posted the tweet attached hereto to his Twitter account, such tweet linking to an interview, the relevant excerpt of which is transcribed below.

Boaz Weinstein:

… What we are focused on is arbitrage as I alluded to before. So, something very simple for you all to appreciate is that on the New York Stock Exchange and on the London Stock Exchange, there are almost 800 companies that are called closed-end funds. They own portfolios of assets, whether it’s municipal bonds, high-yield bonds, loans, equities. And those funds, because they are closed-ended, if you want to sell it, it’s just like a stock like IBM where you sell it in the market to somebody. It’s so different than a mutual fund where you can redeem it back to the manager, let’s say BlackRock or an ETF where you can redeem it back to the manager and always get your money back. So the opportunity today is that a quarter of that market can be purchased for discounts to their objective, fair value of 15 to 20% and some even 30% That’s what we’re doing, because it’s hard in the investment business to make 10%. It’s hard to make 8%. But to buy a closed-end fund at a 20 discount and then work to close that discount through activism, which is something we’re very involved with. It has been super profitable for the last eight or nine years. As we talk today, the discounts are enormous despite us being in a bull market. And so our firm is an activist on a number of campaigns, including with BlackRock now. All we have to do is press a button to turn their closed-end fund into an open-ended funds and hundreds of millions of dollars would accrue to the existing investors.